Exhibit 99.1

Intrepid Potash Announces Appointment of Kevin S. Crutchfield as Chief Executive Officer

Crutchfield brings more than 30 years of global mining and transformational leadership experience

Denver, CO – December 2, 2024 – Intrepid Potash, Inc. (“Intrepid,” “we,” “the Company,” or “our”) (NYSE: IPI) today announced the Board of Directors (the “Board”) of Intrepid has appointed Kevin S. Crutchfield as Chief Executive Officer and Board director, effective immediately.

“Kevin is an accomplished and recognized executive in the mining industry who brings extensive leadership experience in navigating global industry dynamics. He has a strong track record of driving growth and enhancing production within large-scale mining operations and has a deep understanding of our products and markets,” said Barth Whitham, Chair of the Board of Intrepid. Whitham continued, “After completing a thorough and comprehensive search process, the Board is confident that Kevin is the right leader to capitalize on Intrepid’s unique market position and lead the Company into its next phase of growth.”

Crutchfield has over three decades of global mining experience and over twenty years of leadership, operating and technical experience in public company and board of director roles. Crutchfield recently served as President and CEO of Compass Minerals (NYSE: CMP), where he acquired highly relevant experience in minerals mining, brine operations, and specialty fertilizer products and markets. Before that, he served as CEO of Alpha Natural Resources (ANR) and later Contura Energy (since renamed Alpha Metallurgical Resources - NYSE: AMR), where he led growth initiatives and strategic acquisitions that resulted in the company becoming one of the largest coal mining enterprises in the United States. Crutchfield also worked for Pittston Coal Company in various operating and executive management positions along with Denver based Cyprus Amax Minerals Company and the El Paso Corporation. He holds a B.S. in Mining and Minerals Engineering from Virginia Polytechnic Institute and State University and completed the Executive Program at the University of Virginia Darden School of Business.

“I am excited to join Intrepid, a company that is recognized for its high-quality, essential product, hands-on customer service, world-class team, and service to its communities,” said Crutchfield. He added, “I look forward to working with the Board and talented team to build on the Company’s strong foundation, unique market position, and operational excellence to drive future growth and value for our customers, employees and shareholders.”

Matt Preston will continue to serve as Intrepid’s Chief Financial Officer. Whitham added, “I would also like to thank Matt for stepping in to serve as acting principal executive officer throughout our search process. He is an invaluable member of the management team and we look forward to his continued contribution to Intrepid’s success.”

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield services. Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid’s mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts or RSS feeds for new postings.

Contact
Evan Mapes, CFA, Investor Relations Manager
Phone: 303-996-3042
Email: evan.mapes@intrepidpotash.com